Exhibit 99.2

Ra Medical Systems, Inc. Announces Closing of $12.1 Million Underwritten Public Offering

CARLSBAD, Calif.–Feb. 8, 2022–Ra Medical Systems, Inc. (NYSE American: RMED), a medical device company focusing on developing its excimer laser system to treat vascular diseases, today announced the closing of an underwritten public offering of units and pre-funded units for aggregate gross proceeds of approximately $12.1 million, prior to deducting underwriting discounts and commissions and offering expenses.

The offering was comprised of (i) 9,535,000 units, priced at a public offering price of $0.50 per unit, with each unit consisting of one share of common stock, one warrant to purchase one share of common stock at an exercise price of $0.50 per share that expires on the first anniversary of the date of issuance (a “Series A Warrant”) and one warrant to purchase one share of common stock at an exercise price of $0.50 per share that expires on the seventh anniversary of the date of issuance (a “Series B Warrant”) and (ii) 14,467,893 pre-funded units, priced at a public offering price of $0.4999 per unit, with each unit consisting of one pre-funded warrant to purchase one share of common stock at an exercise price of $0.0001 per share that expires on the twentieth anniversary of the date of issuance, one Series A Warrant and one Series B Warrant. The warrants issued in this transaction are fixed priced and do not contain any variable pricing features. The securities comprising the units and pre-funded units are immediately separable and were issued separately.

Ladenburg Thalmann & Co. Inc. acted as sole book-running manager.  Joseph Gunnar & Co., LLC acted as a co-manager for this offering.

A total of 9,535,000 shares of common stock, Series A Warrants to purchase up to 27,602,893 shares of common stock, Series B Warrants to purchase up to 27,602,893 shares of common stock and pre-funded warrants to purchase up to 14,467,893 shares of common stock were issued at the closing of the offering, including 3,600,000 Series A Warrants and 3,600,000 Series B Warrants issued upon the partial exercise of the over-allotment option.  The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-262195), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on February 3, 2022.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to this offering was filed by Ra Medical Systems, Inc. with the SEC on February 7, 2022. Copies of the final prospectus are available on the SEC’s website at www.sec.gov or can be obtained from Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, New York 10019 or by email at prospectus@ladenburg.com.

About Ra Medical Systems, Inc.

Ra Medical Systems, Inc. is a Carlsbad-based medical device company focusing on developing its excimer laser system to treat vascular diseases.

Investor Relations Contact:
LHA Investor Relations
Jody Cain
310-691-7100
jcain@lhai.com

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